EXHIBIT 99.1

Terra Tech Corp. Granted License to Open Medical Cannabis Dispensary and Production Facility in San Leandro, California

San Leandro dispensary will be sixth Blüm location for Terra Tech

NEWPORT BEACH, Ca. – October 18, 2016 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech”) or (the “Company”), a vertically integrated cannabis-focused agriculture company, today announced that Blüm has been granted a license by the City of San Leandro, California, to open a new retail facility.

Blüm will work with San Leandro City staff to develop a commercial cannabis facility that meets the needs of the residents of San Leandro and the requirements of the City on the 13,000 square foot site, located at 1911 Fairway Drive. Terra Tech expects to start construction of the new facility in January, 2017. The new Blüm location in San Leandro will significantly increase the availability of the Company’s proprietary IVXX™ brand of premium medical cannabis, flowers, shatter, wax and oil, in addition to other superior grade medical cannabis products from a range of reputable providers.

“San Leandro is a great city on the rise and we are delighted our team has been awarded a dispensary license to operate there,” commented Derek Peterson, CEO of Terra Tech. “Thanks to the efforts of the City of San Leandro’s administration and staff we have the privilege of increasing Blüm’s retail footprint and developing a new facility where we can expand the IVXX product line. California is a major market for Terra Tech and we welcome the opportunity to increase the Company’s production and retail capabilities to meet increasing demand for our premium medical cannabis products. The new facility at 1911 Fairway Drive really strengthens our presence in California.”

“A greater interest and understanding of cannabis in recent years has contributed to the growing legalization movement, leading to the emergence of new opportunities for leaders in the space. The upcoming November ballot initiative in California, if passed, would legalize recreational cannabis across the state and be a further boon to the cannabis industry, attracting new business and creating new jobs. As one of the earliest legal players in the cannabis industry, we are delighted with the support we have received in San Leandro and the positive direction we see both this city and industry moving towards,” concluded Mr. Peterson.

Executive Director of Blüm, Salwa Ibrahim stated “We are so excited San Leandro has welcomed us into the City. San Leandro created a very thorough multi year vetting process and we can’t wait for the real work to start. We are hoping to work with the city to develop an incubator program allowing us to partner with local producers in the development their own products; hopefully leading to exciting new innovations and joint ventures for the company.”

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Gardens, MediFarm LLC and GrowOp Technology. Blüm’s retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Krogers, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

Follow us on Instagram @socal_IVXX

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), as well as vitamin and dietary supplement lines, into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

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